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                                                                       EXHIBIT 5

[ROPES & GRAY LETTERHEAD]

October 14, 1999

Boston Life Sciences, Inc.
137 Newbury Street
Boston, Massachusetts 02116

         Re:   Boston Life Sciences Inc.

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,456,572 shares of Common Stock, $.01 par value (the "Shares"), of Boston Life Sciences, Inc., a Delaware corporation (the "Company") issuable upon conversion of $8,000,000 principal amount of 8% Convertible Debentures due 2003 (the "Debentures"), the exercise of Class A Warrants to purchase 970,000 shares of the Company's Common Stock and Class B Warrants to purchase 720,000 shares of the Company's Common Stock (together, the "Warrants") and as payment of interest on the Debentures. The Shares issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares". The Company originally sold the Debentures and the Warrants pursuant to a Securities Purchase Agreement dated September 22, 1999 between the Company and Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. The Shares are being registered to permit the secondary trading of such Shares by the holders thereof from time to time after the effective date of the Registration Statement.

     We have acted as counsel for the Company in connection with its issuance and sale of the Debentures and the Warrants and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and, in the case of the Warrant Shares, when the Company has received the consideration in accordance with the terms of Warrants, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     ----------------
                                                     Ropes & Gray